Exhibit 99.01

Media Contact: Jen Bernier MIPS Technologies, Inc. +1 650 567-5178 jenb@mips.com	Investor Contact: Juli Dowhan MIPS Technologies, Inc. +1 650 567-5100 ir@mips.com

MIPS Technologies Reports First Quarter Fiscal 2009
Financial Results

MOUNTAIN VIEW, Calif. – October 29, 2008 – MIPS Technologies, Inc. (NasdaqGS: MIPS), a leading provider of industry-standard architectures, processors and analog IP for digital consumer, home networking, wireless, communications and business applications, today reported consolidated financial results for its first quarter fiscal 2009 ended September 30, 2008. All financial results are reported in U.S. GAAP unless otherwise noted.

Revenue for the first quarter was $26.2 million, a decrease of 9 percent over the prior quarter revenue of $28.9 million but an increase of 18 percent from the $22.2 million reported in the first fiscal quarter a year ago. The Q1 sequential revenue decrease was driven primarily by lower contract and license revenues partially offset by increased revenues from royalties.

Contract and license revenue was $14.4 million, a decrease of 20 percent from the $18.1 million reported in the prior quarter but an increase of 24 percent from the $11.6 million reported in the first quarter a year ago. This first quarter sequential contract and license revenue decrease was due to lower Analog Business Group license results. The year to year contract and license revenue increase was due to the impact of having a full quarters’ Analog Business revenue in the Q1’09 results compared with only 5 weeks in Q1’08. Revenue from royalties was $11.8 million, an increase of $1.0 million or 10 percent from the prior quarter and $1.3 million or 12 percent from the $10.5 million reported in the first quarter a year ago. The sequential increase in royalty revenue was driven by higher licensee unit volumes compared with the prior quarter. End user licensee units grew 14% to 112 million units.

The Company’s fiscal Q1 2009 GAAP net loss was $7.0 million or $0.16 per share on a basic and diluted basis. This compares with a net loss of $108.5 million or $2.45 per basic and diluted share in the prior quarter and a net loss of $7.0 million or $0.16 per share in the first quarter a year ago.

Non-GAAP net income in the first quarter of fiscal 2009, which excludes the effect of equity based compensation expense, restructuring costs, and certain costs related to the acquisition of Chipidea, was $1.5 million or $0.03 per diluted share, compared with a non-GAAP net income of $1.3 million or $0.03 per diluted share in the prior quarter and $3.9 million or $0.08 per diluted share in the first quarter a year ago. The tables below provide a reconciliation of non-GAAP measures used in this release to the corresponding GAAP results.

The Company’s Q1’09 ending cash balance was $16.2 million, up $2.2 million from the previous quarter including approximately a $1.3 million outflow related to the restructuring.

“We had a solid quarter in both processor royalty and licensing activity, reflecting continued momentum for that side of the business,” said John Bourgoin, president and CEO. “Our mixed first quarter results reflect challenges we are facing with a softening market and difficulties in reaching our revenue objectives in our Analog business. But our cost reduction efforts, which we began during the quarter and continue today, are having an important positive impact on our costs, and in the uncertain economy, these actions provide us with added financial safety margin,” added Bourgoin.

MIPS Technologies invites you to listen in a live conference call to management's discussion of Q1 fiscal 2009 results, as well as guidance for Q2 fiscal 2009. The conference call number is 210-839-8502 and the replay number is 203-369-1154. The password for both calls is MIPS. The replay will be available for 30 days shortly following the end of the conference call. An audio replay of the conference call will also be posted on the company’s website at:
www.mips.com/company/investor-relations/.

About MIPS Technologies, Inc.
MIPS Technologies, Inc. (NasdaqGS: MIPS) is the world’s second largest semiconductor design IP company and the number one analog IP company worldwide. With more than 250 customers around the globe, MIPS Technologies is the only company that provides a combined portfolio of processors, analog IP and software tools for the embedded market. The company powers some of the world’s most popular products for the digital entertainment, home networking, wireless, and portable media markets—including broadband devices from Linksys, DTVs and digital consumer devices from Sony, DVD recordable devices from Pioneer, digital set-top boxes from Motorola, network routers from Cisco, 32-bit microcontrollers from Microchip Technology and laser printers from Hewlett-Packard. Founded in 1998, MIPS Technologies is headquartered in Mountain View, California, with offices worldwide. For more information, contact (650) 567-5000 or visit www.mips.com.

Forward Looking Statements
This press release contains forward-looking statements; such statements are indicated by forward-looking language such as “plans”, “anticipates”, “expects”, “will”, and other words or phrases contemplating future activities including statements regarding MIPS Technologies’ expectations regarding customers’ use of MIPS’ products. These forward-looking statements include MIPS’ expectation regarding improvements in financial results. Actual events or results may differ materially from those anticipated in these forward-looking statements as a result of a number of different risks and uncertainties, including but not limited to: the fact that there can be no assurance that our products will achieve market acceptance, difficulties that may be encountered in the integration of the Chipidea business, changes in our research and development expenses, the anticipated benefits of our partnering relationships may be more difficult to achieve than expected, the timing of or delays in customer orders, delays in the design process, the length of MIPS Technologies’ sales cycle, MIPS Technologies’ ability to develop, introduce and market new products and product enhancements, and the level of demand for semiconductors and end-user products that incorporate semiconductors. For a further discussion of risk factors affecting our business, we refer you to the risk factors section in the documents we file from time to time with the Securities and Exchange Commission.

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MIPS TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2008	June 30, 2008
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$16,174	$13,938
Accounts receivable, net	13,951	14,462
Prepaid expenses and other current assets	22,122	24,803
Total current assets	52,247	53,203
Equipment, furniture and property, net	14,339	16,307
Goodwill	31,311	40,624
Other assets	31,150	42,610
	129,047	$152,744
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,529	$3,441
Accrued liabilities	45,883	51,963
Debt – short term	7,377	18,641
Deferred revenue	5,079	4,283
Total current liabilities	61,868	78,328
Long-term liabilities:
Debt – long term	10,695	—
Other long term liabilities	20,465	29,496
Total long term liabilities	31,160	29,496
Stockholders’ equity	36,019	44,920
	$129,047	$152,744

MIPS TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended September 30,
	2008	2007
Revenue:
Royalties	$11,832	$10,519
Contract Revenue	14,385	11,633
Total revenue	26,217	22,152
Cost of Sales	7,644	3,324
Gross Margin	18,573	18,828
Operating expenses:
Research and development	7,347	9,013
Sales and marketing	5,045	5,586
General and administrative	6,957	7,009
Acquired in-process research and development	—	5,440
Restructuring	4,931	—
Total operating expenses	24,280	27,048
Operating loss	(5,707)	(8,220)
Other income, net	(1,438)	495
Loss before income taxes	(7,145)	(7,725)
Benefit from income taxes	(178)	(694)
Net loss	$(6,967)	$(7,031)
Net loss per share, basic and diluted	$(0.16)	$(0.16)
Common shares outstanding, basic and diluted	44,334	43,766

MIPS TECHNOLOGIES, INC.

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME and NET INCOME PER SHARE

(In thousands, except per share data)

(unaudited)

		Three Months Ended September 30, 2008	Three Months Ended June 30, 2008	Three Months Ended September 30, 2007
	GAAP net loss	$(6,967)	$(108,462)	$(7,031)
	Net loss per basic share	$(0.16)	$(2.45)	$(0.16)
	Net loss per diluted share	$(0.16)	$(2.45)	$(0.16)
(a)	Equity-based compensation expense under SFAS 123R	$1,161	$1,617	$2,391
(b)	Amortization of intangibles	1,515	2,541	970
(c)	Acquisition related cost	1,545	2,052	1,313
(d)	Integration cost	—	—	839
(e)	Acquired in-process research and development	—	—	5,440
(f)	Impairment of goodwill and acquired intangible assets	—	103,107	—
(g)	Restructuring	4,931	281	—
(h)	Equity Write-Down	—	2,276	—
(i)	Tax adjustment	(662)	(2,092)	—
	Non-GAAP net income	$1,523	$1,320	$3,922
	Non-GAAP net income per basic share	$0.03	$0.03	$0.09
	Non-GAAP net income per diluted share	$0.03	$0.03	$0.08
	Common shares outstanding – basic	44,334	44,193	43,766
	Common shares outstanding – diluted	44,952	44,869	46,723

These adjustments reconcile the Company’s GAAP results of operations to the reported non-GAAP results of operations.  The Company believes that presentation of net income and net income per share excluding the items listed below provides meaningful supplemental information to investors, as well as management that is indicative of the Company’s ongoing operating results and facilitates comparison of operating results across reporting periods.  The Company uses these non-GAAP measures when evaluating its financial results as well as for internal planning and budgeting purposes.  These non-GAAP measures should not be viewed as a substitute for the Company’s GAAP results, and may be different than non-GAAP measures used by other companies.

(a)
This adjustment reflects the non-cash equity-based compensation expense related to the Company’s adoption of SFAS No. 123 revised (SFAS 123R) beginning July 1, 2005. For the first fiscal quarter ending September 30, 2008, $1.2 million of equity-based compensation was allocated as follows: $202,000 to research and development, $433,000 to sales and marketing and $526,000 to general and administrative. For the fourth fiscal quarter of fiscal 2008 ending June 30, 2008, $1.6 million of equity-based compensation was allocated as follows: $478,000 to research and development, $592,000 to sales and marketing and $547,000 to general and administrative. For the first quarter of fiscal 2008 ending September 30, 2007, $2.4 million equity-based compensation expense was allocated as follows:  $833,000 to research and development, $662,000 to sales and marketing and $896,000 to general and administrative.

(b)
This adjustment reflects the non-cash expense related to the amortization of intangibles acquired in connection with the acquisition of Chipidea included in operating expenses. For the first fiscal quarter ending September 30, 2008, $1.5 million of amortization expense related to these intangible assets was allocated as follows:  $1.4 million to cost of sales, $8,000 to research and development and $62,000 to sales and marketing. For the fourth quarter of fiscal 2008 ending June 30, 2008, $2.5 million of amortization expense related to these intangible assets was allocated as follows:  $2.4 million to cost of sales, $9,000 to research and development and $131,000 to sales and marketing.  For the first quarter of fiscal 2008 ending September 30, 2007, $970,000 of amortization expense related to the intangible assets was allocated as follows: $834,000 to cost of sales and $136,000 to sales and marketing.

(c)
This adjustment reflects the amortization expense related to the amount held in escrow and payable to the founders of Chipidea in connection with the acquisition of Chipidea.  This adjustment also reflects legal fees incurred in association with certain financing activities and the amortization of loan origination fees.  For the first fiscal quarter ending September 30, 2008, $1.5 million was expensed related to the escrow amount payable to the founders of Chipidea and was allocated as follows: $429,000 to general and administrative and $1.1 million to research and development.   For the fourth quarter of fiscal 2008 ending June 30, 2008, $1.8 million was expensed related to the escrow amount payable to the founders of Chipidea and was allocated as follows: $694,000 to general and administrative and $1.1 million to research and development.  $280,000 was expensed related to the amortization of loan origination fees and was allocated to Other Income/Expense.  For the first quarter of fiscal 2008 ending September 30, 2007, $648,000 was expensed related to the escrow amount payable to the founders of Chipidea and was allocated as follows: $216,000 to general and administrative and $432,000 to research and development. In addition we incurred $335,000 in legal fees included in general and administrative expenses in connection with obtaining a revolver loan related to the acquisition of Chipidea.  This adjustment also includes $330,000 in loan origination fees under other income and expense.

(d)	This adjustment reflects the integration expense related to the acquisition of Chipidea recorded in accounting and legal expense under general and administrative.

(e)	This adjustment reflects acquired in-process research and development expense related to the acquisition of Chipidea.

(f)	This adjustment reflects the impairment charge of goodwill and acquired intangible assets associated with Chipidea and certain other transactions.

(g)	This adjustment reflects restructuring expense related to reduction in workforce and facilities exit costs.

(h)	This adjustment reflects certain equity write down under Other Income/Expense related to investment associated with an equity position in a private company.

(i)
This adjustment reflects the net tax effect of the specific items presented in the non-GAAP adjustment described above.  For the fourth quarter of fiscal 2008, the Company used a short to intermediate term tax rate of 35% to estimate post tax non-GAAP income.

MIPS is a trademark or registered trademark in the United States and other countries of MIPS Technologies, Inc. Chipidea is a trademark or registered trademark in the United States and other countries of MIPSABG Chipidea, Lda. All other trademarks referred to herein are the property of their respective owners.